Exhibit 10.5

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made this 1st day of March, 2005, by and among Eagle Shipping International (USA) LLC, a Marshall Islands limited liability company (the “Company”), Sophocles Zoullas (the “Executive”), and, solely for purposes of Section 3.5 and 3.6, Eagle Ventures, LLC, a Marshall Islands limited liability company (“Eagle Ventures”).  All capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the LLC Agreement (as defined below).

Background

WHEREAS, certain affiliates of Kelso & Co., the Executive and certain other parties have entered into a limited liability company agreement, dated as of the date hereof, to form Eagle Ventures (the “LLC Agreement”);

WHEREAS, in connection with the transactions contemplated in the LLC Agreement, the Company and the Executive desire to enter into an agreement relating to the employment of the Executive by the Company, which employment shall commence as of the date hereof;

WHEREAS, the Company wishes to employ Executive upon the terms hereinafter set forth; and

WHEREAS, Executive wishes to be so employed by the Company;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the Company and the Executive agree as follows:

Terms

1.                                       Employment.  The Company hereby employs the Executive, and the Executive hereby accepts employment, as Chief Executive Officer (“CEO”) of the Company upon the terms and conditions set forth in this Agreement.  In performance of his duties, the Executive shall comply with the policies of the Company as in effect from time to time.  Subject to and in accordance with the applicable terms of the LLC Agreement, the Executive shall be responsible for the day to day operations of the Company, and the Executive agrees to devote his full business time, energy, skills and best efforts to such employment during the Term.  The Executive shall be responsible for all employee and employment related decisions at the Company, including, without limitation, decisions relating to hiring, firing, and compensation.  The Executive may appoint other executive officers of the Company, subject to the prior approval of the Board (such approval not to be unreasonably withheld).  The Executive shall not during the Term, directly or indirectly, alone or as a member of a partnership, or as an officer, director, employee or agent of any other person, firm or business organization, without the Board’s consent, engage in any other business activities or pursuits requiring his personal service that materially conflict with his duties hereunder or the diligent performance of such duties.  The Executive shall perform his duties and responsibilities at the Company’s regular place of business in New York, New York, except for required travel on Company business.

2.                                       Term.  The term of this Agreement shall commence as of the date hereof and shall continue until the third anniversary of the date hereof, unless otherwise terminated in accordance with the terms hereof (such period, or such shorter period if this Agreement or the Executive’s employment with the Company is terminated earlier in accordance with the terms hereof, shall be referred to as the “Term”).  The Company and the Executive may extend the Term of this Agreement by mutual written agreement.

3.                                       Compensation.

3.1                                 Salary.  During the Term, the Executive shall be paid a minimum base salary per year in the amount of $675,000, subject to increase by the Board, payable in accordance with the Company’s normal payroll practice (such base salary, as adjusted from time to time, is referred to herein as “Base Salary”).

3.2                                 Bonus.  During the Term, the Executive shall be eligible to participate in a performance bonus pool for senior executives (the “Bonus Pool”). The size of the Bonus Pool shall be based upon Eagle Ventures EBITDA as well as discretionary amounts as may be determined by the Compensation Committee of Eagle Ventures.  The Bonus Pool shall be distributed to the senior executives, including the Executive, in a manner determined by the Executive, subject to approval of the Compensation Committee.

3.3                                 Benefits.  During the Term, the Company shall provide the Executive with participation in such benefit plans and fringe benefits as it provides generally to similarly situated senior executives, all in accordance with the eligibility provisions of such plans and benefits.

3.4                                 Expense Reimbursement.  During the Term, the Executive shall, upon submission of adequate documentary evidence reasonably satisfactory to the Company, be entitled to reimbursement of reasonable and necessary out-of-pocket expenses incurred in the performance of his duties hereunder on behalf of the Company, subject to, and consistent with, the Company’s policies for expense payment and reimbursement, in effect from time to time.

3.5                                 Management Incentive Plan/Participation.

(a)                                  During the Term, the Executive shall participate in an incentive plan to be established and administered by the Compensation Committee (the “Plan”)(the terms and conditions of which are as set forth in the LLC Agreement) for the benefit of certain members of senior management designated by the Board or the Compensation Committee as “Management Members.”  As a participant in the Plan, the Executive shall be awarded profits interests in Eagle Ventures (such interests to include both Performance Points and Service Points, collectively, the “Points”) designed to allow participation in profits realized in a sale or other exit event, in accordance with, and subject to, the terms and conditions of the Plan set forth in the LLC Agreement.  Except as set forth in this Section 3.5, the terms of the Points allocated to the Executive shall be governed by the provisions of the LLC Agreement

(b)                                 In no event shall the Executive receive less than 75 percent of the Points granted under the Plan, unless otherwise consented to by the Executive.

(c)                                  Notwithstanding anything in the LLC Agreement to the contrary, Service Points allocated to the Executive shall not be subject to an expiration date, but shall be subject to the other applicable forfeiture provisions set forth in this Agreement and the LLC Agreement.

(d)                                 Treatment of Points Upon Termination of Employment.  Notwithstanding anything in the LLC Agreement to the contrary:

(i)             In the event the Executive’s employment is terminated for Cause prior to the expiration of the Term, the number of Points allocated to the Executive shall be reduced to zero.

(ii)          If, prior to the expiration of the Term, the Executive’s employment (x) is terminated by the Company without Cause or (y) terminates as a result of (I) death or Disability, or (II) the Executive’s resignation for Good Reason, all of the Service Points allocated to the Executive shall vest and one-half of the Performance Points allocated to the Executive shall vest (in each case, subject to the terms and conditions of this Agreement, the Plan and the LLC Agreement).

(iii) In the event the Executive exercises the Put Right described in Section 13.5 of the LLC Agreement and Eagle Ventures purchases all the Interests held by the Executive and Family for cash, the number of Performance Points allocated to the Executive shall be reduced to zero.

(e)                                  The provisions of this Section 3.5 shall survive termination of this Agreement.

3.6                                 Consultation Rights.  For so long as the Executive is the CEO of the Company (and a Member of Eagle Ventures), the Board shall take into account any recommendation made by the Executive as CEO prior to taking any of the following actions with respect to Eagle Ventures or any of its Subsidiaries (including the Company): (i) incurring indebtedness in excess of $250,000, (ii) authorizing capital expenditures in excess of $250,000, and (iii) declaring any dividends or other distributions to or from Eagle Ventures or any of its Subsidiaries (to the extent any such distribution may effect the liquidity required for the operation of the business of Eagle Ventures and its Subsidiaries). Nothing in this Section 3.7 shall in any way limit the ability of the Board to take such actions or refrain from taking such actions that are necessary to operate the business of Eagle Ventures and its Subsidiaries.

4.                                       Termination of Employment.

4.1                                 By Company or Executive.  Either the Executive or the Company may terminate this Agreement and the employment relationship for any reason whatsoever, without Cause, by written prior notice of termination to the other.  Such termination shall become effective 30 days after the date of such written notice or as otherwise agreed upon in writing by the parties.

(a)                                  In the event the Executive terminates his employment with the Company for other than Good Reason, the Company shall (i) pay to the Executive his Base Salary earned but unpaid up to the date of termination, (ii) reimburse the Executive for any expenses for which the Executive was due reimbursement under Section 3.4 above, (iii) pay to the Executive any bonus actually earned for a completed year but unpaid as of the date of termination, and (iv) provide the Executive with such benefits that the Executive is then entitled to receive under benefit plans of the Company ((i), (ii), (iii) and (iv), the “Accrued Benefits”) and all other obligations of the Company to the Executive under this Agreement shall cease at the effective date of termination.

(b)                                 In the event the Company terminates the Executive’s employment with the Company without Cause, then in addition to the Accrued Benefits described in the paragraph above, the Executive shall receive continuation of his Base Salary (the “Severance Payments”) for a period of one year following the effective date of such termination in accordance with Section 3.1 above or the remaining Term of this Agreement, whichever is longer (the “Severance Period”); provided, however, that the Executive immediately waives any right or entitlement to Severance Payments in the event that the Executive materially breaches any term or provision of this Agreement and such breach is not cured within 30 days after receipt of written notice from the Company.  In addition, the Company shall continue the Executive’s health insurance (for him and his dependents) during the Severance Period, at the Company’s expense (provided that the Executive shall be responsible for all costs associated with such benefits, including all co-payments and deductibles), to the extent permitted under the benefit plans and in accordance with applicable law.  The Severance Payment and such continuation of such benefits are referred to herein as the “Severance Benefits.”

4.2                                 Cause.  The Company may terminate the Executive’s employment at any time for “Cause.”  As used herein, “Cause” shall mean any of the following, provided such event is not cured within 30 days after receipt of written notice from the Company:  (i) the Executive’s refusal or neglect to perform substantially his employment-related duties, (ii) dishonesty, incompetence, willful misconduct or breach of fiduciary duty, (iii) indictment for, conviction of, or entering a plea of guilty or nolo contedere to, a crime constituting a felony or his or her willful violation of any law, rule, or regulation (other than a traffic violation or other offense or violation outside of the course of employment which in no way adversely affects the Company or its reputation or the ability of the Executive to perform his employment-related duties or to represent the Company or (iv) material breach of any written covenant or agreement with the Company not to disclose any information pertaining to the Company or not to compete or interfere with the

Company.  In the event that the Executive’s employment with the Company is terminated by the Company for Cause, then, the Company shall provide the Executive with the Accrued Benefits and all other obligations of the Company to the Executive under this Agreement shall cease at the effective date of termination.

4.3                                 Good Reason.  The Executive may terminate his employment with the Company at any time for “Good Reason.”  As used herein, “Good Reason” shall mean any of the following:  (a) without the Executive’s prior written consent, a reduction by the Company of his current salary, other than any such reduction which is part of a general salary reduction or other concessionary arrangement affecting all employees or affecting the group of employees of which the Executive is a member (after receipt by the Company of written notice from such Executive and a 20-day cure period); (b) without the Executive’s prior written consent, a material reduction in the Executive’s duties or responsibilities (after receipt by the Company of written notice from such Executive and a 20-day cure period); or (c) the taking of any action by the Company that would materially diminish the aggregate value of the benefits provided Executive under the Company’s accident, disability, life insurance and any other employee benefit plans in which he or she was participating on the date of his or her execution of this Agreement, other than any such reduction which is (i) required by law, (ii) implemented in connection with a general concessionary arrangement affecting all employees or affecting the group of employees of which the Executive is a member, (iii) generally applicable to all beneficiaries of such plans (after receipt by the Company of written notice and a 20-day cure period) or (iv) in accordance with the terms of any such plan.  In the event that the Executive terminates his employment for Good Reason, he shall receive the Accrued Benefits and the Severance Benefits during the Severance Period.

4.4                                 Death.  If the Executive shall die while employed by the Company, all of the Executive’s rights under this Agreement shall terminate except that the Company shall pay the Executive his Accrued Benefits.

4.5                                 Disability.  The Executive’s employment hereunder may be terminated by the Company for Disability.  In such event, all of the Executive’s rights under this Agreement shall terminate except that the Company shall pay the Executive his Accrued Benefits.  For purposes of this Agreement, “Disability” means that, as a result of the Executive’s incapacity due to reasonably documented physical or mental illness (a) the Executive shall have been absent from his duties on a substantially full-time basis for six consecutive months, and (b) within 30 days after the Company notifies the Executive in writing that it intends to replace him, the Executive shall not have returned to the performance of his duties as an officer of the Company on a full-time basis.

5.                                       Restrictive Covenants.  In order to induce the Company to enter into this Agreement, as a material condition of his employment by the Company, the Executive agrees as follows:

5.1                                 Solicitation.  During the Restricted Period, the Executive, on his own behalf or on behalf of any other person, partnership, corporation or other entity, will not,

directly or indirectly, (a) intentionally solicit or induce or attempt to solicit or induce any employee, agent or consultant to terminate his or her relationship with the Company, or (b) intentionally take any action to interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Company or any of its affiliates and any customer, supplier, lessor, lessee, broker or employee or any other person or entity which has a business relationship with the Company or any such affiliate.

5.2                                 Property of the Company.

(a)           All right, title and interest in and to Proprietary Information will be and shall remain the sole and exclusive property of the Company.  The Executive will not remove from the Company’s offices or premises any documents, records, notebooks, files, correspondence, reports, memoranda or similar materials of or containing Proprietary Information, or other materials or property of any kind belonging to the Company unless necessary or appropriate in the performance of his duties to the Company.  If the Executive removes such materials or property in the performance of his duties, the Executive will return such materials or property to their proper files or places of safekeeping as promptly as possible after the removal has served its specific purpose.  The Executive will not make, retain, remove and/or distribute any copies of any such materials or property, or divulge to any third person the nature of and/or contents of such materials or property or any other oral or written information to which he may have access or become familiar in the course of his employment, except to the extent necessary in the performance of his duties.  Upon termination of the Executive’s employment with the Company for whatever reason and whether voluntary or involuntary, or at any time at the request of the Company, he will leave with the Company or promptly return to the Company all originals and copies of such materials or property then in his possession and shall not retain any copies or other reproductions or extracts thereof except for historical financial or corporate information reasonably required to be retained for tax or related purposes.  The foregoing restrictions and obligations under this Section 5.2 shall not apply to: (i) any Proprietary Information that is or becomes generally available to the public other than as a result of a disclosure by the Executive, (ii) any information obtained by the Executive from a third party which the Executive has no reason to believe is violating any obligation of confidentiality to the Company, or (iii) any information the Executive is required by law to disclose.  In the event that the Executive is requested in any proceeding to disclose any Proprietary Information, the Executive agrees to give the Company prompt written notice of such request and the documents requested thereby so that the Company may seek an appropriate protective order.  It is further agreed that if, in the absence of a protective order, the Executive is nonetheless, in the written opinion of his counsel, compelled to disclose Proprietary Information to any tribunal or else stand liable for contempt or suffer other censure or penalty, the Executive may disclose such information to such tribunal without liability hereunder; provided, however, that the Executive must give the Company written notice of the information to be disclosed (including copies of the relevant portions of the relevant documents) as far in advance of its disclosure as is practicable, use all reasonable efforts to limit any such disclosure to the precise terms of such requirement and use all reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such information.

(b)                                 The Executive agrees that all Intellectual Property will be considered “works made for hire” as that term is defined in Section 101 of the Copyright Act (17 U.S.C. § 101) and that all right, title and interest in such Intellectual Property will be the sole and exclusive property of the Company.  To the extent that any of the Intellectual Property may not by law be considered a work made for hire, or to the extent that, notwithstanding the foregoing, the Executive retains any interest in the Intellectual Property, the Executive hereby irrevocably assigns and transfers to the Company any and all right, title or interest that the Executive may now or in the future have in the Intellectual Property under patent, copyright, trade secret, trademark or other law, in perpetuity or for the longest period otherwise permitted by law, without the necessity of further consideration.  The Company will be entitled to obtain and hold in its own name all copyrights, patents, trade secrets, trademarks and other similar registrations with respect to such Intellectual Property.  The Executive further agrees to execute any and all documents and provide any further cooperation or assistance reasonably required by the Company to perfect, maintain or otherwise protect its rights in the Intellectual Property.  If the Company is unable after reasonable efforts to secure the Executive’s signature, cooperation or assistance in accordance with the preceding sentence, whether because of the Executive’s incapacity or any other reason whatsoever, the Executive hereby designates and appoints the Company or its designee as the Executive’s agent and attorney-in-fact, to act on her behalf, to execute and file documents and to do all other lawfully permitted acts necessary or desirable to perfect, maintain or otherwise protect the Company’s rights in the Intellectual Property.  The Executive acknowledges and agrees that such appointment is coupled with an interest and is therefore irrevocable.

(c)           For purposes of this Agreement, the following terms have the meanings defined below:

(i)                                     “Intellectual Property” means (A) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents and patent applications claiming such inventions, (B) all trademarks, service marks, trade dress, logos, trade names, fictitious names, brand names, brand marks and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (C) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (D) all mask works and all applications, registrations, and renewals in connection therewith, (E) all trade secrets (including research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methodologies, technical data, designs, drawings and specifications), (F) all computer software (including data, source and object codes and related documentation), (G) all other proprietary rights, and (H) all copies and tangible embodiments thereof (in whatever form or medium), or similar intangible personal property which have been or are developed or created in whole or in part by the Executive (1) at any time and at any place while the Executive is employed by Company and which, in the case of any or all of the foregoing, are related to or used in connection with the business of the Company, or (2) as a result of tasks assigned to the Executive by the Company.

(ii)                                  “Proprietary Information” means any and all information of the Company or of any subsidiary or affiliate of the Company.   Such Proprietary Information shall include, but shall not be limited to, the following items and information relating to the following items: (A) all intellectual property and proprietary rights of the Company (including without limitation Intellectual Property) (B) computer codes or instructions (including source and object code listings, program logic algorithms, subroutines, modules or other subparts of computer programs and related documentation, including program notation), computer processing systems and techniques, all computer inputs and outputs (regardless of the media on which stored or located), hardware and software configurations, designs, architecture and interfaces, (C) business research, studies, procedures and costs, (D) financial data, (E) distribution methods, (F) marketing data, methods, plans and efforts, (G) the terms of contracts and agreements with customers, contractors and suppliers, (H) the needs and requirements of, and the Company’s course of dealing with, actual or prospective customers, contractors and suppliers, (I) personnel information, (J) customer and vendor credit information, and (K) any information received from third parties subject to obligations of non-disclosure or non-use.  Failure by the Company to mark any of the Proprietary Information as confidential or proprietary shall not affect its status as Proprietary Information under the terms of this Agreement.

5.3                                 Restrictions on Transfer of Ownership.  Notwithstanding anything in the LLC Agreement to the contrary, Executive agrees that he shall not Transfer any Interests (including without limitation to any other Member (including Family), or by gift, or by operation of law or otherwise) if, following such Transfer, Executive and his Permitted Transferees (as defined below), taken together, would own less than 50% of the aggregate Interests issued to such Executive in exchange for all Capital Contributions made by such Executive to Eagle Ventures through the date of such proposed Transfer; provided, that the foregoing restriction shall not prohibit any Transfer by Executive for estate-planning purposes of Executive, authorized by the prior written approval (such approval not to be unreasonably withheld) of the Board (excluding such Executive and other members of the Board who are designees of such Executive), to (A) a trust under which the distribution of the Interests may be made only to beneficiaries who are Executive, his spouse, or his or her lineal descendants, (B) a charitable remainder trust, the income from which will be paid to Executive during his life, (C) a corporation, the members or shareholders of which are only Executive, his spouse, or his or her lineal descendants or (D) a partnership or limited liability company, the partners or members of which are only Executive, his or her spouse, or his or her lineal descendants (each of the entities described in clauses (A) through (D), a “Permitted Transferee”).  For avoidance of doubt, nothing in this Agreement shall be deemed to permit any Transfer by Executive otherwise prohibited by the LLC Agreement.

5.4                                 Interpretation; Severability.  The Executive has carefully considered the possible effects on the Executive of the confidentiality provisions and the other obligations contained in this Agreement and the Executive recognizes that the limitations are reasonable and necessary to protect the legitimate business interests, developing new Proprietary Information and Intellectual Property and developing goodwill of the Company and its affiliates.  The parties hereto agree that if any portion of the above restrictive covenants are held to be unreasonable, arbitrary, against public policy, or for any other reason unenforceable, the covenants herein shall be considered diminishable both as to time and geographic area; each month for the specified period shall be deemed a separate period of time, and the restrictive covenants shall remain effective so long as the same is not unreasonable, arbitrary or against public policy, but in no event longer than the Restricted Period.  The parties hereto agree that in the event any court determines the specified time period or the specified geographic area to be unreasonable, arbitrary or against public policy, a lesser period or geographic area which is determined to be reasonable, nonarbitrary and not against public policy having an effect as close as permitted by applicable law to the provision declared unenforceable shall be enforced against the Executive.

5.5                                 Calculation of Time.  The time period covered by the restrictive covenants contained in this Section 5 shall not include any period(s) of violation of any restrictive covenant.

5.6                                 Definitions.  As used in this Section 5,

(a)                                  The “Restricted Period” commences on the date of this Agreement and terminates twelve (12) months following the termination of the Executive’s employment with the Company for any reason.

(b)                                 “Company” shall include the Company and its affiliates.

5.7                                 Independent Covenants.  The covenants set forth in this Section 5 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any potential or alleged claim or cause of action of the Executive against the Company or the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants contained herein.  An alleged or actual breach of this Agreement by the Company shall not be a defense to enforcement of the provisions of this Section 5.  It is acknowledged and agreed that the provisions of this Section 5 shall survive the termination of this Agreement.

5.8                                 Injunction; Specific Performance.  The Executive acknowledges that if he were to breach any of the provisions of this Section 5, it would result in an immediate and irreparable injury to the legitimate business interests of the Company for which monetary damages alone might not be an adequate remedy and that the amount of such damages may be difficult to determine.  Therefore, the Executive agrees that if any such breach shall occur, if the Company so elects, and in addition to all other remedies that the Company may have, the Company shall be entitled to seek injunctive relief, specific performance, or any other form of equitable relief to remedy a breach or threatened breach of this Agreement.  The existence of this right shall not preclude or otherwise limit the applicability or exercise of any other rights or remedies which the Company may have at law or in equity.  If any action is brought by the Company pursuant to this Section 5, the prevailing party shall be entitled to recover costs and reasonable attorneys’ fees incurred in such action, the amount of such reasonable attorneys’ fees to be determined by the court and not a jury.

6.                                       Representation of the Executive.  The Executive represents and warrants to the Company that the Executive is not party to or bound by any employment agreement, noncompetition agreement or confidentiality agreement with any person or entity other than the Company and its affiliates.

7.                                       Life Insurance.  The Company shall provide the Executive with a life insurance policy during the Term of this Agreement, subject to availability and pricing reasonably acceptable to the Company.  The amount and terms of such life insurance policy shall be determined by mutual agreement of the Company and the Executive.

8.                                       No Third-party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns.

9.                                       Entire Agreement.  This Agreement and the LLC Agreement constitute the entire agreement between the parties hereto and supersede any prior understandings, agreements, or representations by or between the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof.

10.                                 Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  The Executive may not assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the Company.

11.                                 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

12.                                 Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

13.                                 Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing.  Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Executive:	Copy to:

Blair C. Fensterstock, Esq.	Sophocles Zoullas
Fensterstock & Partners LLP	c/o Eagle Shipping International (USA) LLC
30 Wall Street	29 Broadway, Suite 1610
New York, New York 10005	New York, NY 10006
Fax: 212-785-4040	Fax: 212-742-1735

If to the Company:	Copy to:

Eagle Shipping International (USA) LLC	Kelso & Company, L.P.
29 Broadway, Suite 1610	320 Park Avenue, 24th Floor
New York, NY 10006	New York, NY 10022
Attention: Sophocles Zoullas	Attention: James J. Connors, II
Fax: 212-742-1735	Fax: 212-223-2379

If to Eagle Ventures:	Copy to:

Eagle Ventures LLC	Kelso & Company, L.P.
29 Broadway, Suite 1610	320 Park Avenue, 24th Floor
New York, NY 10006	New York, NY 10022
Attention: Sophocles Zoullas	Attention: James J. Connors, II
Fax: 212-742-1735	Fax: 212-223-2379

Any party hereto may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, facsimile transmission, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient; provided, however, that if notice is sent by U.S. mail it shall be deemed received on the fifth business day after it is sent.  Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

14.                                 Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

15.                                 Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all parties hereto.  No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

16.                                 Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

17.                                 Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  For the avoidance of doubt, to the extent that any conflict exists between the express terms and conditions of this Agreement and the LLC Agreement, the terms and conditions of this Agreement relating to the Executive shall govern the rights and obligations of the parties hereto.

18.                                 Withholding.  All amounts otherwise payable hereunder or under any benefit plans of the Company shall be subject to applicable withholding for income taxes, FICA, Medicare and other customary withholding taxes.

19.                                 Attorneys’ Fees.  If litigation shall be brought to seek injunctive or other equitable relief as specified in this Agreement, the non-prevailing party shall indemnify the prevailing party for reasonable attorney’s fees (including those for negotiations, trial and appeals) and disbursements incurred by the prevailing party in such litigation.

20.                                 KNOWING WAIVER OF JURY TRIAL.  THE COMPANY AND THE EXECUTIVE EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE COMPANY’S EMPLOYMENT OF THE EXECUTIVE, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR COMPANY’S EMPLOYMENT OF THE EXECUTIVE AND ENTERING INTO THIS AGREEMENT.

*  *  *  *  *  *

This Agreement has been executed by the parties as of the date first above written.

Company:

Eagle Shipping International (USA) LLC

By:
Name:
Title:

Eagle Ventures (solely with respect to Sections 3.5 and 3.6):

Eagle Ventures, LLC

By:
Name:
Title:

Executive:

Sophocles Zoullas

[Signature Page to Zoullas Employment Agreement]